As filed with the Securities and Exchange Commission on August 1, 2003
Registration No. 333-
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

MOOG INC. (Exact name of registrant as specified in its charter)
New York (State of Incorporation)	16-0757636 (I.R.S. Employer Identification No.)
East Aurora, New York 14052-0018 (716) 652-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices) _______________

Robert R. Banta, Executive Vice President and
Chief Financial Officer
East Aurora, New York 14052-0018
(716) 652-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________

Copy to:
JOHN B. DRENNING, ESQ. JOHN J. ZAK, ESQ. Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203 (716) 856-4000 _______________

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. £

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. :

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ___

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Class A Common Stock and Debt Securities	$120,000,000	100%	$120,000,000	$ 9,708

(1)

If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such higher principal amount as shall result in an aggregate initial public offering price of $120,000,000 at the time of initial offering. In no event will the aggregate offering price of all securities issued from time to time under this registration statement exceed $120,000,000.

(2)

Includes an indeterminate amount and number of shares of Class A common stock and debt securities as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $120,000,000.

(3)

The proposed maximum offering price per unit of the securities being registered will be determined from time to time by the Registrant in connection with the issuance of the securities registered hereunder.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

_______________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS Subject to Completion, Dated August 1, 2003 $120,000,000 MOOG INC. CLASS A COMMON STOCK DEBT SECURITIES

         This prospectus provides you with a general description of securities in an aggregate amount not to exceed $120,000,000 that we may offer from time to time. These securities include Class A common stock and debt securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

         We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

         Our Class A common stock is listed on the New York Stock Exchange under the trading symbol "MOG.A." Any Class A common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

         Investing in our securities involves risks, which are described at page 5 of this prospectus and which we will describe in supplements to this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ____________, 2003.

ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we, Moog Inc., filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities:

  Class A common stock, and

  debt securities,

  in one or more offerings up to a total dollar amount of $120,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading "Where You Can Find More Information" directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus, like our certificate of incorporation, have been filed with the SEC as exhibits to the registration statement. Before you invest in any of our securities, you should read the relevant documents and agreements.

           References to "Moog" refer to Moog Inc. Unless the context otherwise requires, references to "we," "us" or "our" refer collectively to Moog Inc. and its subsidiaries.

           You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. There may have been changes in our affairs since the date of the prospectus or any prospectus supplement.

  WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

           The SEC allows us to "incorporate by reference" in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.

           We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus:

  Our Annual Report on Form 10-K for the year ended September 28, 2002.

  Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003.

  Our Current Reports on Form 8-K filed July 30, 2003, May 9, 2003, April 29, 2003, April 25, 2003 and March 26, 2003.

  Our Registration Statement on Form S-3 filed on November 9, 2001 (description of our common stock).

  You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:
Moog Inc. Seneca St. at Jamison Rd. Corporate Offices East Aurora, NY 14052 Attention: Investor Relations (716) 652-2000 3

           Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

  FORWARD-LOOKING STATEMENTS

           We believe that some of the information contained or incorporated by reference in this prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "estimate," "plan," "predict," "potential," "continue," "project," "outlook," "forecast," "presume," "assume" or the negative of these terms or other comparable terminology are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. These statements are only predictions, are subject to a wide range of risks, and actual results may differ materially. In evaluating these statements, you should specifically consider the risks outlined in the "Risk Factors" section of this prospectus.

  Moog Inc.

           We are a worldwide designer and manufacturer of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace and industrial markets. Our products and systems are used in the flight control of military and commercial aircraft, satellite positioning, tactical and strategic missile steering and the steering of space launch vehicles. They are also used in a wide variety of industrial applications, including injection molding machines and power-generating turbines. Our global base of military and commercial aerospace customers includes large original equipment manufacturers, or OEMs, such as The Boeing Company, Lockheed Martin Corporation and General Dynamics Corp., and the U.S. and foreign governments. We also serve a diverse base of industrial machine manufacturers. We have operations in 21 countries and, in fiscal 2002, sales from our foreign operations were 27% of total sales. We design and manufacture our control products and systems within three operating groups: aircraft controls; space controls; and industrial controls. In fiscal 2002, sales in our aircraft controls, space controls and industrial controls segments were 50%, 15% and 35%, respectively, of our total sales.

           We have an excellent reputation in the industries we serve based on our strong engineering and design capabilities and the reliability of our products. We have developed close relationships with our customers that allow us to effectively evaluate their precision control requirements and identify new business opportunities. Our products and systems employ devices known as servovalves and servoactuators that control the position, velocity or force of moving objects with accuracy that can be measured in millionths of an inch. Not only are these devices extremely accurate, they also respond to commands in as little as thousandths of a second and as frequently as one hundred times a second. We produce our products and systems by employing low cost facilities in the Philippines and India and lean manufacturing strategies to manage our costs and realize higher profits.

           Since our founding in 1951, our focus has been to design solutions to our customers' complex motion control requirements. The technology behind our products originated from our involvement on various missile programs and NASA space missions in the 1950's and 1960's. We have adapted our technologies to other product applications in aircraft controls and industrial controls. We supply OEM flight control actuation systems for military and commercial aircraft, steering controls for launch vehicles and propellant controls for satellites. Our products have been used in almost every U.S. military aircraft and numerous foreign military aircraft. We have an installed base of products on the F-15 Eagle, the F/A-18 C/D Hornet, the B-2 Stealth Bomber and other programs. We also supply controls for newer military aircraft programs such as the F/A-18 E/F Super Hornet, the V-22 Osprey tiltrotor and the F-35 Joint Strike Fighter. We supply steering controls for a number of strategic and tactical missile programs, for NASA's Space Shuttle, for geosynchronous satellites and for a number of launch vehicle programs. We supply flight controls to the major commercial aircraft manufacturers, Boeing and Airbus Industrie. We also supply servovalves for a wide range of global industrial applications.

           The markets we serve provide substantial opportunity for aftermarket sales. Aftermarket sales are sales of spare and replacement parts and repair and overhaul services. In fiscal 2002, aftermarket sales were 23% of our total sales. The high technological content of our products and our reputation for reliability encourages customers and end-users to use our routine repair and maintenance services. For example, we provide product support to most major commercial airlines.

  RISK FACTORS

           You should carefully consider the risks described below before investing in our securities. You should also refer to the other information contained or incorporated by reference in this prospectus and in any prospectus supplement. If any of the following risks occur, our business could be harmed.

  Risks Related to Our Industry

           The markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events which may cause our operating results to fluctuate.

           The markets we serve are sensitive to fluctuations in general business cycles and domestic and foreign economic conditions and events. For example, demand for our industrial controls products is dependent upon spending for capital goods. In addition, the commercial airline industry is highly cyclical and sensitive to fuel price increases, labor disputes and economic conditions. These factors could result in a reduction in the amount of air travel. A reduction in air travel would reduce orders for new aircraft for which we supply flight controls and for spare parts and services and reduce our sales. A reduction in air travel may also result in our commercial airline customers being unable to pay our invoices on a timely basis or at all.

           We depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs.

           Sales to the U.S. government and its prime contractors and subcontractors represent a significant portion of our business. In fiscal 2002, sales under U.S. government contracts represented 33% of our total sales, primarily within our aircraft controls and space controls segments. Sales to foreign governments represented 9% of our total sales. We expect that the percentage of our revenues from government contracts will continue to be substantial in the future. Government programs can be structured into a series of individual contracts. The funding of these programs is generally subject to annual congressional appropriations, and congressional priorities are subject to change. In addition, government expenditures for defense programs may decline or these defense programs may be terminated. A decline in governmental expenditures may result in a reduction in the volume of contracts awarded to us. We may have resources applied to specific government contracts and, if any of those contracts were terminated, we may incur substantial costs redeploying these resources.

           Contracting in the defense industry is subject to significant regulation, including rules relating to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.

           Like all government contractors, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation. It could also result in our progress payments being withheld or our suspension or debarment from future government contracts.

           Advances in technology that shift demand from hydraulic controls to electric controls could render some of our products obsolete.

           We supply industrial customers with high performance and application specific motion controls. Advances in technology and changes in customer preferences may shift the demand for hydraulic controls to electric controls. This could render some of our hydraulic motion control products obsolete without the opportunity for replacement.

  Risks Related to Our Business

           The loss of Boeing as a customer or a significant reduction in sales to Boeing would reduce our sales and earnings.

           Our largest customer is Boeing. We provide Boeing with controls for both military and commercial applications, which, in total, were 14% of our fiscal 2002 sales. Sales to Boeing's commercial airplane group were 8% of fiscal 2002 sales. These commercial sales are generally made under a long-term supply agreement through 2008. Our commercial sales to Boeing have been decreasing since 2001. These decreases result from Boeing's reduced production rates. The loss of Boeing as a customer or a significant reduction in sales to Boeing would significantly reduce our sales and earnings.

           Our significant indebtedness could limit our operational and financial flexibility.

           We have incurred substantial debt to finance our growth. We had total debt of $294 million, of which $268 million is long-term, at June 30, 2003. We also had $119 million of unused borrowing capacity under short and long-term lines of credit at that date. We may incur additional debt to fund our future growth. We may not be able to service our debt or refinance our debt at maturity on terms that are acceptable to us. Our debt service, consisting of interest expense and required principal payments, was $27 million in the first nine months of fiscal 2003 and $32 million in fiscal 2002. The degree to which we are leveraged could have other important consequences to us, including the following:

  we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt;

  a portion of our debt is at variable rates of interest, which makes us vulnerable to increases in interest rates; for example, interest expense for fiscal 2003 would increase $0.9 million for every percentage point increase in interest rates based on average variable rate debt outstanding during the first nine months of 2003; and

  our debt instruments contain numerous financial and other restrictive covenants, such as restrictions on paying dividends, incurring additional debt, selling assets and making capital investments.

  Our defined benefit pension plan costs could substantially increase as a result of matters outside of our control.

          The funded status of our defined benefit pension plans is significantly affected by matters outside our control including the investment performance of the plan's assets and the level of market interest rates.  Higher pension costs and increased cash funding requirements could occur in future years if actual plan investment performance or actual interest-rate levels, among other matters, differ from the assumptions we used for these defined benefit plans.

           A write-off of all or part of our goodwill could adversely affect our operating results and net worth and cause us to violate covenants in our bank credit agreement.

           Goodwill is a substantial portion of our assets. At June 30, 2003, goodwill was $195 million of our total assets of $916 million. Our goodwill may increase in the future since our strategy includes growing through acquisitions. We may have to write-off all or part of our goodwill if its value becomes impaired. Although this write-off would be a non-cash charge, it could reduce our earnings and net worth significantly. A write-off of goodwill could also cause us to violate covenants in our bank credit agreement that require a minimum level of net worth. This could result in our being unable to borrow under the line of credit portion of the credit agreement or in a need to refinance or renegotiate the terms of our bank indebtedness.

           We enter into fixed price contracts that could subject us to losses in the event that we have cost overruns.

           Most of the long-term contracts that we enter into are on a firm, fixed price basis. This allows us to benefit from cost savings, but exposes us to the risk of cost overruns. If our initial estimates are flawed, we can lose money on these contracts. This could reduce our earnings.

           Our sales growth and earnings may be reduced if we cannot implement our acquisition strategy.

           Acquisitions are a key part of our growth strategy. Our ability to grow by acquisition depends on the availability of suitable acquisition candidates at reasonable prices. Growth by acquisition also involves risks that could adversely affect our operating results, including:

  difficulties in integrating the operations and personnel of acquired companies;

  the potential impairment of a significant amount of intangible assets; and

     the potential loss of key employees of acquired business.

           Our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers.

           We have facilities in southern California, Japan and the Philippines. These facilities account for approximately 25% of our manufacturing, assembly and test capacity. Southern California, Japan, and the Philippines are particularly susceptible to earthquakes. Although we carry property insurance, including earthquake insurance and business interruption insurance, our inability to meet customer schedules as a result of catastrophe may result in a loss of customers or significant additional costs such as penalty claims under customer contracts.

           The failure of our products may result in claims against us that exceed our insurance coverage and require us to pay significant damages.

           Our products are used in applications where their failure is likely to result in significant property loss and serious personal injury or death. We carry aircraft and non-aircraft product liability insurance consistent with industry norms. However, this insurance coverage may not be sufficient to fully cover the payment of any potential claim.

           Our international operations pose currency and other risks that may adversely impact sales and earnings.

           We have significant manufacturing and sales operations in foreign countries. In addition, our domestic operations have sales to foreign customers. Our financial results may be adversely affected by fluctuations in foreign currencies and by the translation of the financial statements of our foreign subsidiaries from local currencies into U.S. dollars. The translation of our sales in foreign currencies, primarily the Euro and the Yen, to the U.S. dollar had a $20.9 million positive impact on sales for the first nine months of fiscal 2003 using average exchange rates for the first nine months of fiscal 2003 compared to average exchange rates for the first nine months of fiscal 2002 and a $2.0 million positive impact on sales for fiscal 2002 using average exchange rates for fiscal 2002 compared to average exchange rates for fiscal 2001. In addition, international operations are subject to other risks, including:

     restrictions on dividends,

    the tax impact of the repatriation of funds,

    economic and political instability, and

     possible expropriation of private property.

           Our operations are subject to environmental laws and the cost of compliance with those laws may cause us to incur significant costs.

           Our operations and facilities are subject to numerous stringent environmental laws and regulations. Although we believe that we are in material compliance with these laws and regulations, future changes in these laws, regulations, or interpretations of them, or changes in the nature of our operations may require us to make significant capital expenditures to ensure compliance. We have been and are currently involved in environmental remediation activities, the cost of which may become significant depending on discovery of additional environmental exposures at sites that we currently own or operate and at sites that we formerly owned or operated, or at sites to which we have sent hazardous substances or wastes for treatment, recycling or disposal.

  Risks Related to This Offering

           The voting rights of the Class A common stock are limited.

           The voting rights of the holders of Class A common stock are limited by our certificate of incorporation. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect the remaining seven directors. On all other matters except as is required by law, the Class A and Class B common stock vote together as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.

           Our officers and directors and shareholders affiliated with them control the vote of a majority of our voting stock and as a result exert significant influence over us, and may have interests that conflict with those of other shareholders, including purchasers of Class A common stock.

           As of June 30, 2003, approximately 78.1% of the Class B common stock and approximately 10.1% of the Class A common stock was held in the aggregate by the Moog Inc. Savings and Stock Ownership Plan Trust, the Moog Inc. Retirement Plan Trust, relatives of the late Jane B. Moog subject to The Moog Family Agreement as to Voting and our officers and directors. These shareholders as a group possess the voting power to elect a majority of the board of directors and to effectively control our business policies and affairs.

           There are mechanisms in place to inhibit takeover attempts, which may reduce or eliminate the ability to sell shares of Class A common stock for a premium.

           There are mechanisms in place that could prevent or delay a takeover of us. These mechanisms include:

  the limited voting rights of the Class A common stock and the fact that approximately 10.1% of the Class A and approximately 78.1% of the Class B common stock, representing approximately 52.4% of the voting power of our outstanding common stock, is owned or controlled by our affiliates;

  our ability under our certificate of incorporation to issue additional shares of Class B common stock and shares of "blank check" preferred stock without action of the shareholders;

   our outstanding Series B preferred stock which is held by our officers and directors and which may vote as a class on takeover transactions in which the rights of the Series B preferred stock would be prejudiced;

   provisions of our certificate of incorporation and bylaws which create a staggered board of directors with each director elected for a three-year term; and

   provisions of New York corporate law which impose limitations on persons proposing to acquire us in a transaction not approved by our board of directors.

  Our stock price may be volatile and could experience significant declines.

          The market price of our Class A common stock has experienced and may continue to experience significant price fluctuations which may be unrelated to our financial performance. The volatility of our Class A common stock may have been influenced by its low historical trading volume. For example, from January 1, 2001 to June 30, 2003 the closing prices of our Class A common stock have ranged from $18.92 per share to $42.88 per share.

  RATIO OF EARNINGS TO FIXED CHARGES

          Our ratio of earnings to fixed charges for each of the periods indicated is as follows:
Nine Months Ended June 30,		Fiscal
2003	2002	2002	2001	2000	1999	1998
3.3	2.6	2.7	2.1	2.0	2.1	2.3

           For these ratios, "earnings" consist of pre-tax income from continuing operations before fixed changes.

           For these ratios, "fixed charges" consist of

  interest on all indebtedness,

  amortization of capitalized expenses related to debt,

  an interest factor attributable to rentals,

  preferred stock dividends.

  USE OF PROCEEDS

  Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include working capital, acquisition financing, capital expenditures and the repayment of debt obligations. Further details relating to the use of the net proceeds of any of the securities will be set forth in the applicable prospectus supplement.

  DESCRIPTION OF DEBT SECURITIES

           If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by us and a trustee to be identified in the applicable prospectus supplement, as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. We may use another indenture for a series of debt securities and, if we do so, we will provide details in a prospectus supplement. We will file the form of any other indenture with the SEC at the time we use it. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

           We may offer under this prospectus up to $120,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $120,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Moog and will rank equally with all of our other unsecured indebtedness.

           The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

  General

           We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and, if applicable, to the description of debt securities in this prospectus.

           The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

(1)	the title;
(2)	the aggregate principal amount;
(3)	the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);
(4)	any limit on the aggregate principal amount;
(5)	the date or dates on which principal is payable;
(6)	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;
(7)	the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;
(8)	the place or places where principal and, if applicable, premium and interest, is payable;
(9)	the terms and conditions upon which Moog may, or the holders may require Moog to, redeem or repurchase the debt securities;
(10)	the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;
(11)	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);
(12)	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(13)	the currency of denomination;
(14)	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
(15)

  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(16)

  if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(17)	the provisions, if any, relating to any security provided for the debt securities;
(18)	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;
(19)	any events of default, if not otherwise described, begin under "Events of Default";
(20)	the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;
(21)	any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;
(22)	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
(23)	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Moog.

           We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

           We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

  Exchange and/or Conversion Rights

           If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

  Transfer and Exchange

           We may issue debt securities that will be represented by either:

(1)	"book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or
(2)	"certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

           We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under "--Global Debt Securities and Book Entry System" below, book-entry debt securities will not be issuable in certificated form.

  Certificated Debt Securities

           If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee's office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

           You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

  Global Debt Securities and Book Entry System

           The Depository Trust Company, as depository, has indicated that it would follow the procedures described below to book-entry debt securities.

           Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

           So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise their rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

           We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. Moog and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

           Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Moog and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

           We expect that the depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

           If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by that global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

           We obtained the information in this section concerning the depository and the depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

  No Protection in the Event of Change of Control

           The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Moog or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

  Covenants

           Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

  Consolidation, Merger and Sale of Assets

           We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

(1)

  the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2)

  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

  Events of Default

           Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

(1)	we fail to pay any principal of, or premium, if any, when it becomes due;
(2)	we fail to pay any interest within 30 days after it becomes due;
(3)

  we fail to observe or perform any other covenant in the debt securities or the indenture for 90 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

(4)	certain events occur involving bankruptcy, insolvency or reorganization of Moog or any of our significant subsidiaries.

           The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

           If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

           If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

           If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

           The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

           No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1)	the holder gives to the trustee written notice of a continuing event of default;
(2)

  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3)	the trustee fails to institute proceeding within 60 days of the request; and
(4)	the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

           However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

  Modification and Waiver

           From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1)	to provide that the surviving entity following a change of control of Moog permitted under the indenture shall assume all of our obligations under the indenture and debt securities;
(2)	to provide for uncertificated debt securities in addition to certificated debt securities;
(3)	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4)	to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder of the debt securities;

(5)	to issue and establish the form and terms and conditions of the debt securities; and
(6)	to appoint a successor trustee under the indenture with respect to one or more series of the debt securities.

           From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1)	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;
(2)	reduce the rate of or change the time for payment of interest;
(3)	reduce the principal of or premium on or change the stated maturity;
(4)	make any debt security payable in money other than that stated in the debt security;
(5)	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;
(6)	waive a default on the payment of the principal of, interest on, or redemption payment;
(7)	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

  Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

           The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1)	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as "legal defeasance"):
	(a)	to register the transfer or exchange of the debt securities;
	(b)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;
	(c)	to compensate and indemnify the trustee; or
	(d)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
(2)

  to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as "covenant defeasance").

           In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

(1)	money;
(2)

  U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3)

  a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

  which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

           In addition, defeasance may be effected only if, among other things:

(1)

  in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2)

  in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

(3)

  in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4)	certain other conditions described in the indenture are satisfied.

           If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

           The term "U.S. Government Obligations" as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

           The term "Foreign Government Obligations" as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

  Regarding the Trustee

           We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

  DESCRIPTION OF CAPITAL STOCK

           Our authorized capital stock consists of 30,000,000 shares of Class A common stock, par value $1.00 per share, 10,000,000 shares of Class B common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of July 21, 2003, we had outstanding 13,064,843 shares of Class A common stock, 2,155,183 shares of Class B common stock and 83,771 shares of 9% Cumulative, Convertible, Exchangeable, Preferred Stock, Series B, $1.00 par value, or Series B Preferred Stock. The following description of our capital stock is a summary only and is derived from our certificate of incorporation, which is incorporated by reference into this prospectus.

  Common Stock
           The Class A common stock and Class B common stock share equally in our earnings and are identical except with respect to rights on voting, dividends and share distributions and convertibility.

           Voting Rights. The Class A common stock and Class B common stock vote as a single class on all matters except election of directors and except as required by law. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. The holders of Class B common stock elect the remaining directors. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect our remaining seven directors. On all other matters, the holders of Class A common stock are entitled to one-tenth of a vote. Each share of Class B common stock is entitled to one vote. If the outstanding shares of Class A common stock become less than 10% of the aggregate number of outstanding shares of both classes combined, the holders of Class A common stock would not have the right to elect 25% of the board of directors. Directors would then be elected by all shareholders voting as a single class, with holders of Class A common stock having a one-tenth vote per share and holders of Class B common stock having one vote per share.

           Dividends and Share Distributions. Dividends may be paid on Class A common stock without paying a dividend on Class B common stock. No dividend may be paid on Class B common stock unless at least an equal dividend is paid on Class A common stock. Payment of dividends is limited by our bank credit facility.

           Share distributions in shares of Class A common stock or Class B common stock may be paid only as follows. Shares of Class A common stock are paid to holders of shares of Class A common stock or, if there is no Class A common stock outstanding, to holders of Class B common stock. Shares of Class B common stock are paid to holders of Class B common stock. The same number of shares must be paid in respect of each outstanding share of Class A common stock and Class B common stock.

           We may not combine or subdivide shares of either class of common stock without at the same time proportionally subdividing or combing shares of the other class.

           Conversion. Each share of Class B common stock is convertible at the option of the holder at any time into Class A common stock on a one-for-one basis.

  Preferred Stock
           The Series B Preferred Stock is our only outstanding class of preferred stock. As of July 21, 2003, there were 83,771 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock is entitled to quarterly cumulative dividends at 9% per annum based on the par value of the shares. In the event we fail to pay the dividend for a period of eight consecutive quarters, the Series B Preferred Stock, voting as a class, is entitled to elect two directors who would otherwise be elected by the Class B common stock. The Series B Preferred Stock will be automatically exchanged for shares of Class A common stock at the conversion rate on January 1, 2004. The Series B Preferred Stock also has the right to receive payment on our liquidation before payment is made to holders of the common stock. The Series B Preferred Stock is convertible into Class A common stock at a rate of .128775 shares of common stock per share of Series B Preferred Stock at any time at the option of the holder. The Series B Preferred Stock votes with the common stock, on the basis of one vote per share, on any proposal for the termination of our existence by reason of dissolution, liquidation, sale or mortgage of a substantial part of our assets, or a merger, consolidation or similar business combination. Pursuant to the New York Business Corporation Law, the Series B Preferred Stock is entitled to vote as a class on takeover transactions in which the rights of the Series B Preferred Stock are prejudiced. The Series B Preferred Stock is owned by nine of our current officers. These officers have agreed among themselves that all shares of Series B Preferred Stock owned by them will be voted in a manner determined by the holders of a majority of the shares. The agreement contains restrictions on the ability of any party to remove their shares from the provisions of the agreement, to transfer shares, or otherwise convert the shares that are subject to the agreement. The agreement continues in force until January 2, 2004, unless any of the following events occur prior to that date:

    we cease to do business;

     our bankruptcy, receivership or dissolution;

     upon the mutual agreement of the holders of 85% of the shares of Series B Preferred Stock bound by the agreement; or

    whenever there are only two surviving holders bound by the agreement.

  Our board of directors is authorized, without shareholder action, to issue additional shares of preferred stock in one or more series. The board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any additional shares of preferred stock.

  PLAN OF DISTRIBUTION

          We may sell the securities being offered hereby in one or more of the following ways from time to time:

  to underwriters or dealers for resale to the public or to institutional investors;

  directly to institutional investors; or

  through agents to the public or to institutional investors.

          The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

  the name or names or any underwriters or agents;

  the purchase price of the securities and the proceeds to be received by us from the sale;

  any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

  any initial public offering price;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchange on which the securities may be listed.

          If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  negotiated transactions;

  at a fixed public offering price or prices, which may be changed;

  at market prices prevailing at the time of sale;

  at prices related to prevailing market prices; or

  at negotiated prices.

           The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

           Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

           Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilties, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or or our affiliates.

           Each series of securities will be a new issue of securities and will have no established trading market other than our Class A common stock which is listed on the New York Stock Exchange. Any Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange.

           Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

           We may sell securities as soon as practicable after the effectiveness of our registration statement, provided favorable market conditions exist. Any underwriter or agent involved in the offer or sale of securities will be named in the applicable prospectus supplement.

  LEGAL MATTERS

           Unless otherwise indicated in the applicable prospectus supplement, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the securities offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP.

  EXPERTS

           The consolidated financial statements and schedule of Moog Inc. and subsidiaries as of September 28, 2002 and September 29, 2001, and for each of the years in the three-year period ended September 28, 2002, have been incorporated by reference herein and in the registration statement in the reliance upon the reports of KPMG LLP and PricewaterhouseCoopers, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution.

           The expenses in connection with the issuance and distribution of the securities being registered will be borne by Moog and are set forth in the following table. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$ 9,708
Rating agency fees	100,000
Legal fees and expenses	100,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	50,000
Printing fees and expenses	50,000
Trustee fees and expenses	25,000
Miscellaneous	60,292
Total	$ 400,000

  Item 15. Indemnification of Directors and Officers.

           Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

           Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Moog's Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

           Moog's By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

  Item 16. Exhibits.

           The following exhibits are filed with this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement (1)
4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1989.
4.2	Form of Indenture.
5.1	Opinion of Hodgson Russ LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of PricewaterhouseCoopers.
23.3	Consent of Hodgson Russ LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1.(1)

(1)	To be filed by amendment or by incorporation by reference to an exhibit filed under Form 8-K.

  Item 17. Undertakings.

(a)	Moog hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

  The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  II-2

  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York, on the 1st day of August, 2003.

MOOG INC. By: /s/ ROBERT T. BRADY Robert T. Brady, President and Chief Executive Officer

  We, the undersigned officers and directors of Moog Inc., hereby severally constitute and appoint Robert T. Brady and Robert R. Banta and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 of Moog Inc. and any and all amendments or supplements, whether pre-effective or post-effective, to said registration statement (including, without limitation, any registration statement and post-effective amendment thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act")) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Moog Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT T. BRADY	Chairman of the Board, President and	August 1, 2003
Robert T. Brady	Chief Executive Officer (Principal Executive Officer) and Director

/s/ ROBERT R. BANTA	Executive Vice President, Chief	August 1, 2003
Robert R. Banta	Financial Officer (Principal Financial Officer) and Director

/s/ DONALD R. FISHBACK	Controller (Principal Accounting Officer)	August 1, 2003
Donald R. Fishback

/s/ RICHARD A. AUBRECHT	Director	August 1, 2003
Richard A. Aubrecht, Ph.D.

/s/ ROBERT H. MASKREY	Director	August 1, 2003
Robert H. Maskrey

/s/ JOE C. GREEN	Director	August 1, 2003
Joe C. Green
	Director	August __, 2003
John D. Hendrick
	Director	August ___, 2003
James L. Gray
	Director	August ___, 2003
Albert F. Myers
	Director	August ___, 2003
Brian J. Lipke

  II-3

  EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (1)
4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1989.
4.2	Form of Indenture.
5.1	Opinion of Hodgson Russ LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of PricewaterhouseCoopers.
23.3	Consent of Hodgson Russ LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1.(1)

(1)	To be filed by amendment or by incorporation by reference to an exhibit filed under Form 8-K.